SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
          AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER
                       THE SECURITIES EXCHANGE ACT OF 1934

                            KINDRED HEALTHCARE, INC.
                                (Name of Issuer)

                          COMMON STOCK, PAR VALUE $0.25
                         (Title of Class of Securities)

                                    494580103
                                 (CUSIP Number)

                                November 6, 2007
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G           CUSIP No. 494580103                      PAGE 2 OF 42


------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Davidson Kempner Partners
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                        New York
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                       0
SHARES                     ___________________________________________________
BENEFICIALLY               (6)      SHARED VOTING POWER
                                       295,258
OWNED BY                   ___________________________________________________
EACH                       (7)      SOLE DISPOSITIVE POWER
                                       0
REPORTING                  ___________________________________________________
PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                       295,258
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                       295,258
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                       0.8%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                       PN
------------------------------------------------------------------------------

Schedule 13G           CUSIP No. 494580103                      PAGE 3 OF 42

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                        Delaware
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                        0
SHARES                     ___________________________________________________

BENEFICIALLY               (6)      SHARED VOTING POWER
                                        538,750
OWNED BY                   ___________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING                  ___________________________________________________

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                        538,750
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                        538,750
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                        1.4%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                        PN
------------------------------------------------------------------------------

Schedule 13G           CUSIP No. 494580103                      PAGE 4 OF 42

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    M. H. Davidson & Co.
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
-----------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                        New York
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                        0
SHARES                     ____________________________________________________

BENEFICIALLY               (6)      SHARED VOTING POWER
                                        47,214
OWNED BY                   ____________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING                  ____________________________________________________

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                        47,214
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                        47,214
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                        0.1%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                        PN
------------------------------------------------------------------------------

Schedule 13G           CUSIP No. 494580103                      PAGE 5 OF 42

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION British
                                    Virgin Islands
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                        0
SHARES                     ___________________________________________________

BENEFICIALLY               (6)      SHARED VOTING POWER
                                        963,443
OWNED BY                   ___________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING                  ___________________________________________________

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                        963,443
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                        963,443
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                 [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                        2.5 %
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                        CO
------------------------------------------------------------------------------

Schedule 13G           CUSIP No. 494580103                      PAGE 6 OF 42

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Serena Limited
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                        Cayman Islands
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                        0
SHARES                     ___________________________________________________

BENEFICIALLY               (6)      SHARED VOTING POWER
                                        19,573
OWNED BY                   ___________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING                  ___________________________________________________

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                        19,573
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                        19,573
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                        0.1%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                        CO

------------------------------------------------------------------------------

Schedule 13G           CUSIP No. 494580103                      PAGE 7 OF 42

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Davidson Kempner Event Driven Equities Fund LP
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                        Delaware
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                        0
SHARES                     ___________________________________________________

BENEFICIALLY               (6)      SHARED VOTING POWER
                                        96,815
OWNED BY                   ___________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING                  ___________________________________________________

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                        96,815
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                        96,815
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                        0.3%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                        PN

------------------------------------------------------------------------------

Schedule 13G           CUSIP No. 494580103                      PAGE 8 OF 42

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Davidson Kempner Event Driven Equities International Ltd.
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                        Cayman Islands
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                        0
SHARES                     ___________________________________________________

BENEFICIALLY               (6)      SHARED VOTING POWER
                                        38,947
OWNED BY                   ___________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING                  ___________________________________________________

PERSON WITH               (8)      SHARED DISPOSITIVE POWER
                                        38,947
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                        38,947
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                      [  ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                        0.1%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                        CO

------------------------------------------------------------------------------

Schedule 13G           CUSIP No. 494580103                      PAGE 9 OF 42

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    MHD Management Co.
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    New York
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                        0
SHARES                     ___________________________________________________

BENEFICIALLY               (6)      SHARED VOTING POWER
                                        295,258
OWNED BY                   ___________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING                  ___________________________________________________

PERSON WITH               (8)      SHARED DISPOSITIVE POWER
                                        295,258
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                        295,258
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                 [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                        0.8%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                        PN

------------------------------------------------------------------------------

Schedule 13G           CUSIP No. 494580103                      PAGE 10 OF 42

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    New York
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                        0
SHARES                     ___________________________________________________

BENEFICIALLY               (6)      SHARED VOTING POWER
                                        538,750
OWNED BY                   ___________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING                  ___________________________________________________

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                        538,750
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                        538,750
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                        1.4%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                        IA

------------------------------------------------------------------------------

Schedule 13G           CUSIP No. 494580103                      PAGE 11 OF 42

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                        Delaware
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                        0
SHARES                     ___________________________________________________

BENEFICIALLY               (6)      SHARED VOTING POWER
                                        983,016
OWNED BY                   ___________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING                  ___________________________________________________

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                        983,016
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                        983,016
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                        2.6%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                        OO
------------------------------------------------------------------------------

Schedule 13G           CUSIP No. 494580103                      PAGE 12 OF 42

-----------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    DK Group LLC
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                        Delaware
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                        0
SHARES                     ___________________________________________________

BENEFICIALLY               (6)      SHARED VOTING POWER
                                        96,815
OWNED BY                   ___________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING                  ___________________________________________________

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                        96,815
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                        96,815
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                        0.3%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                        OO
------------------------------------------------------------------------------

Schedule 13G           CUSIP No. 494580103                      PAGE 13 OF 42

-----------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    DK Management Partners LP
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                        Delaware
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                        0
SHARES                     ___________________________________________________

BENEFICIALLY               (6)      SHARED VOTING POWER
                                        38,947
OWNED BY                   ___________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING                  ___________________________________________________

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                        38,947
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                        38,947
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                        0.1%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                        PN
------------------------------------------------------------------------------

Schedule 13G           CUSIP No. 494580103                      PAGE 14 OF 42

-----------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    DK Stillwater GP LLC
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                        Delaware
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                        0
SHARES                     ____________________________________________________

BENEFICIALLY               (6)      SHARED VOTING POWER
                                        38,947
OWNED BY                   ____________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING                  ____________________________________________________

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                        38,947
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                        38,947
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                 [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                        0.1%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                        OO
------------------------------------------------------------------------------

Schedule 13G           CUSIP No. 494580103                      PAGE 15 OF 42

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                        United States
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                        0
SHARES                     ___________________________________________________

BENEFICIALLY               (6)      SHARED VOTING POWER
                                        2,000,000
OWNED BY                   ___________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING                  ___________________________________________________

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                        2,000,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                        2,000,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                        5.2%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                        IN
-------------------------------------------------------------------------------

Schedule 13G           CUSIP No. 494580103                      PAGE 16 OF 42

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Marvin H. Davidson
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                        United States
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                        0
SHARES                     ___________________________________________________

BENEFICIALLY               (6)      SHARED VOTING POWER
                                        2,000,000
OWNED BY                   ___________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING                  ___________________________________________________

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                        2,000,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                        2,000,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                        5.2%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                        IN

------------------------------------------------------------------------------

Schedule 13G           CUSIP No. 494580103                      PAGE 17 OF 42

 ------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Stephen M. Dowicz
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                        United States
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                        0
SHARES                     ___________________________________________________

BENEFICIALLY               (6)      SHARED VOTING POWER
                                        2,000,000
OWNED BY                   ___________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING                  ___________________________________________________

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                        2,000,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                        2,000,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                        5.2%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                        IN

------------------------------------------------------------------------------

Schedule 13G           CUSIP No. 494580103                      PAGE 18 OF 42

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Scott E. Davidson
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                        United States
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                        0
SHARES                     ___________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                        2,000,000
OWNED BY                   ___________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING                  ___________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                        2,000,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                        2,000,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                        5.2%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                        IN

------------------------------------------------------------------------------

Schedule 13G           CUSIP No. 494580103                      PAGE 19 OF 42

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Michael J. Leffell
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                        United States
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                        0
SHARES                     ___________________________________________________

BENEFICIALLY               (6)      SHARED VOTING POWER
                                        2,000,000
OWNED BY                   ___________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING                  ___________________________________________________

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                        2,000,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                        2,000,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                        5.2%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                        IN

------------------------------------------------------------------------------

Schedule 13G           CUSIP No. 494580103                      PAGE 20 OF 42

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Timothy I. Levart
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                        United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                        0
SHARES                     ___________________________________________________

BENEFICIALLY               (6)      SHARED VOTING POWER
                                        2,000,000
OWNED BY                   ___________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING                  ___________________________________________________

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                        2,000,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                        2,000,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                        5.2%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                        IN

------------------------------------------------------------------------------

Schedule 13G           CUSIP No. 494580103                      PAGE 21 OF 42

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                        United States
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                        0
SHARES                     ___________________________________________________

BENEFICIALLY               (6)      SHARED VOTING POWER
                                        2,000,000
OWNED BY                   ___________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING                  ___________________________________________________

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                        2,000,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                        2,000,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                        5.2%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                        IN
------------------------------------------------------------------------------

Schedule 13G           CUSIP No. 494580103                      PAGE 22 OF 42

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Eric P. Epstein
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                        United States
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                        0
SHARES                     ___________________________________________________

BENEFICIALLY               (6)      SHARED VOTING POWER
                                        2,000,000
OWNED BY                   ___________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING                  ___________________________________________________

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                        2,000,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                        2,000,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                        5.2%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                        IN
------------------------------------------------------------------------------

Schedule 13G           CUSIP No. 494580103                      PAGE 23 OF 42

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Anthony A. Yoseloff
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                        United States
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                        0
SHARES                     ___________________________________________________

BENEFICIALLY               (6)      SHARED VOTING POWER
                                        2,000,000
OWNED BY                   ___________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING                  ___________________________________________________

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                        2,000,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                        2,000,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                        5.2%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                        IN

------------------------------------------------------------------------------

Schedule 13G           CUSIP No. 494580103                      PAGE 24 OF 42

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Avram Z. Friedman
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                        United States
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                        0
SHARES                     ___________________________________________________

BENEFICIALLY               (6)      SHARED VOTING POWER
                                        2,000,000
OWNED BY                   ___________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING                  ___________________________________________________

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                        2,000,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                        2,000,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                        5.2%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                        IN
------------------------------------------------------------------------------

Schedule 13G           CUSIP No. 494580103                      PAGE 25 OF 42


ITEM 1(a).        NAME OF ISSUER:

                  Kindred Healthcare, Inc. (the "Company")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  680 South Fourth Street
                  Louisville, KY 40202


ITEM 2(a).        NAME OF PERSON FILING:

         This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

                  (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

                  (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

                  (iii) M. H. Davidson & Co., a New York limited partnership ("CO");

                  (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

                  (v)      Serena Limited, a Cayman Islands corporation
                           ("Serena");

                  (vi) Davidson Kempner Event Driven Equities Fund LP, a Delaware limited partnership ("EDEF");

                  (vii) Davidson Kempner Event Driven Equities International Ltd., a Cayman Islands corporation ("EDEI");

                  (viii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

                  (ix) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

                  (x) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA");

                  (xi) DK Group LLC, a Delaware limited liability company and the general partner of EDEF ("DKG");

Schedule 13G           CUSIP No. 494580103                      PAGE 26 OF 42


                  (xii) DK Management Partners LP, a Delaware limited partnership and the investment manager of EDEI ("DKMP");

                  (xiii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

                  (xiv) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman are limited partners of DKMP.



ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).        CITIZENSHIP:

                  (i)     DKP - a New York limited partnership

                  (ii)    DKIP - a Delaware limited partnership

                  (iii)   CO - a New York limited partnership

                  (iv)    DKIL - a British Virgin Islands corporation

                  (v)     Serena - a Cayman Islands corporation

                  (vi)    EDEF - a Delaware limited partnership

                  (vii)   EDEI - a Cayman Islands corporation

                  (viii)  MHD - a New York limited partnership

                  (ix)    DKAI - a New York corporation

                  (x)     DKIA - a Delaware limited liability company

                  (xi)    DKG - a Delaware limited liability company

                  (xii)   DKMP - a Delaware limited partnership

                  (xiii)  DKS - a Delaware limited liability company

                  (xiv)   Thomas L. Kempner, Jr. - United States

                  (xv)    Marvin H. Davidson - United States

                  (xvi)   Stephen M. Dowicz - United States

                  (xvii)  Scott E. Davidson -United States

                  (xviii) Michael J. Leffell - United States

                  (xix)   Timothy I. Levart - United Kingdom & United States

                  (xx)    Robert J. Brivio, Jr. - United States

                  (xxi)   Eric P. Epstein - United States

                  (xxii)  Anthony A. Yoseloff - United States

                  (xxiii) Avram Z. Friedman - United States

Schedule 13G           CUSIP No. 494580103                      PAGE 27 OF 42




ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

         COMMON STOCK, PAR VALUE $0.25

ITEM 2(e).  CUSIP NUMBER:

         494580103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)  [ ] Broker or dealer registered under Section 15
                           of the Act;

                  (b)  [ ] Bank as defined in Section 3(a)(6) of the
                           Act;

                  (c)  [ ] Insurance Company as defined in Section
                           3(a)(19) of the Act;

                  (d)  [ ] Investment Company registered under Section 8
                           of the Investment Company Act of 1940;

                  (e)  [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

                  (f)  [ ] Employee Benefit Plan, Pension Fund which is
                           subject to the provisions of the Employee
                           Retirement Income Security Act of 1974 or
                           Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

                  (g)  [ ] Parent Holding Company, in accordance with
                           Rule 13d-1(b)(ii)(G);

                  (h)  [ ] Savings Associations as defined in Section
                           3(b) of the Federal Deposit Insurance Act;

Schedule 13G           CUSIP No. 494580103                      PAGE 28 OF 42


                  (i)  [ ] Church Plan that is excluded from the
                           definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

                  (j)  [ ] Group, in accordance with Rule
                           13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

         The Principals may be deemed to beneficially own an aggregate of 2,000,000 shares as a result of their voting and dispositive power over the 2,000,000 shares beneficially owned by DKP, DKIP, DKIL, Serena, CO, EDEF and EDEI.

         DKIA may be deemed to beneficially own the 963,443 shares beneficially owned by DKIL and the 19,573 shares beneficially owned by Serena as a result of its voting and dispositive power over those shares. DKAI may be deemed to beneficially own the 538,750 shares beneficially owned by DKIP as a result of its voting and dispositive power over those shares. MHD may be deemed to beneficially own the 295,258 shares beneficially owned by DKP as a result of its voting and dispositive power over those shares. DKG may be deemed to beneficially own the 96,815 shares beneficially owned by EDEF as a result of its voting and dispositive power over those shares. DKMP and DKS may be deemed to beneficially own the 38,947 shares beneficially owned by EDEI as a result of their voting and dispositive power over those shares.

     A. DKP

        (a) Amount beneficially owned: 295,258

        (b) Percent of class: 0.8%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 295,258

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 295,258

     B. DKIP

        (a) Amount beneficially owned: 538,750

        (b) Percent of class: 1.4%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 538,750

Schedule 13G           CUSIP No. 494580103                      PAGE 29 OF 42


            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 538,750

     C. CO

        (a) Amount beneficially owned: 47,214

        (b) Percent of class: 0.1%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 47,214

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:  47,214

     D. DKIL

        (a) Amount beneficially owned: 963,443

        (b) Percent of class: 2.5%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 963,443

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 963,443

     E. Serena

        (a) Amount beneficially owned: 19,573

        (b) Percent of class: 0.1%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 19,573

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:  19,573

Schedule 13G           CUSIP No. 494580103                      PAGE 30 OF 42


     F. EDEF

        (a) Amount beneficially owned: 98,815

        (b) Percent of class: 0.3%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 98,815

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:  98,815

     G. EDEI

        (a) Amount beneficially owned: 38,947

        (b) Percent of class: 0.1%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 38,947

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 38,947

     H. MHD

        (a) Amount beneficially owned: 295,258

        (b) Percent of class: 0.8%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 295,258

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 295,258

Schedule 13G           CUSIP No. 494580103                      PAGE 31 OF 42


     I. DKAI

        (a) Amount beneficially owned: 538,750

        (b) Percent of class: 1.4%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 538,750

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 538,750

     J. DKIA

        (a) Amount beneficially owned: 938,016

        (b) Percent of class: 2.6%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 938,016

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 938,016

     K. DKG

        (a) Amount beneficially owned: 96,815

        (b) Percent of class: 0.3%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 96,815

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 96,815

Schedule 13G           CUSIP No. 494580103                      PAGE 32 OF 42


     L. DKMP

        (a) Amount beneficially owned: 38,947

        (b) Percent of class: 0.1%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 38,947

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 38,947

     M. DKS

        (a) Amount beneficially owned: 38,947

        (b) Percent of class: 0.1%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 38,947

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 38,947

     N. Thomas L. Kempner, Jr.

        (a) Amount beneficially owned: 2,000,000

        (b) Percent of class: 5.2%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 2,000,000

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 2,000,000

Schedule 13G           CUSIP No. 494580103                      PAGE 33 OF 42


     O. Marvin H. Davidson

        (a) Amount beneficially owned: 2,000,000

        (b) Percent of class: 5.2%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 2,000,000

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 2,000,000

     P. Stephen M. Dowicz

        (a) Amount beneficially owned: 2,000,000

        (b) Percent of class: 5.2%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 2,000,000

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 2,000,000

     Q. Scott E. Davidson

        (a) Amount beneficially owned: 2,000,000

        (b) Percent of class: 5.2%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 2,000,000

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 2,000,000

Schedule 13G           CUSIP No. 494580103                      PAGE 34 OF 42


     R. Michael J. Leffell

        (a) Amount beneficially owned. 2,000,000

        (b) Percent of class: 5.2%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 2,000,000

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 2,000,000

     S. Timothy I. Levart

        (a) Amount beneficially owned: 2,000,000

        (b) Percent of class: 5.2%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 2,000,000

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 2,000,000

     T. Robert J. Brivio, Jr.

        (a) Amount beneficially owned: 2,000,000

        (b) Percent of class: 5.2%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 2,000,000

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 2,000,000

Schedule 13G           CUSIP No. 494580103                      PAGE 35 OF 42


     U. Eric P. Epstein

        (a) Amount beneficially owned: 2,000,000

        (b) Percent of class: 5.2%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 2,000,000

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 2,000,000

     V. Anthony A. Yoseloff

        (a) Amount beneficially owned: 2,000,000

        (b) Percent of class: 5.2%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 2,000,000

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 2,000,000

     W. Avram Z. Friedman

        (a) Amount beneficially owned: 2,000,000

        (b) Percent of class: 5.2%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 2,000,000

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 2,000,000

Schedule 13G           CUSIP No. 494580103                      PAGE 36 OF 42



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a registered investment adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Act.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Item 4.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G           CUSIP No. 494580103                      PAGE 37 OF 42


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  November 15, 2007              DAVIDSON KEMPNER PARTNERS
                                       By: MHD Management Co.,
                                         its General Partner

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER INSTITUTIONAL
                                       PARTNERS, L.P.
                                       By: Davidson Kempner Advisers Inc.,
                                       its General Partner

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: President

                                       M.H. DAVIDSON & CO.

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                       By: Davidson Kempner International
                                           Advisors, L.L.C., its Investment
                                           Manager

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       SERENA LIMITED
                                       By: Davidson Kempner International
                                           Advisors, L.L.C., its Investment
                                           Manager

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title:    Executive Managing Member

Schedule 13G           CUSIP No. 494580103                      PAGE 38 OF 42

                                       DAVIDSON KEMPNER EVENT DRIVEN EQUITIES
                                       FUND LP
                                       By:  DK Group LLC, its General Partner

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title:    Executive Managing Member


                                       DAVIDSON KEMPNER EVENT DRIVEN EQUITIES
                                       INTERNATIONAL LTD.
                                       By:  DK Management Partners LP,
                                            its Investment Manager
                                       By:  DK Stillwater GP LLC, its general
                                            partner

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member


                                       MHD MANAGEMENT CO.

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       /S/ THOMAS L. KEMPNER, JR.
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER ADVISERS INC.

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: President


                                       DAVIDSON KEMPNER INTERNATIONAL ADVISORS,
                                       L.L.C.

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DK GROUP LLC

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

Schedule 13G           CUSIP No. 494580103                      PAGE 39 OF 42


                                       DK MANAGEMENT PARTNERS LP
                                       By:  DK Stillwater GP LLC, its general
                                           partner

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DK STILLWATER GP LLC

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Thomas L. Kempner, Jr.

                                       /S/ MARVIN H. DAVIDSON
                                       ----------------------------------------
                                       Marvin H. Davidson

                                       /S/ STEPHEN M. DOWICZ
                                       ----------------------------------------
                                       Stephen M. Dowicz

                                       /S/ SCOTT E. DAVIDSON
                                       ----------------------------------------
                                       Scott E. Davidson

                                       /S/ MICHAEL J. LEFFELL
                                       ----------------------------------------
                                       Michael J. Leffell

                                       /S/ TIMOTHY I. LEVART
                                       ----------------------------------------
                                       Timothy I. Levart

                                       /S/ ROBERT J. BRIVIO, JR.
                                       ----------------------------------------
                                       Robert J. Brivio, Jr.

                                       /S/ ERIC P. EPSTEIN
                                       ----------------------------------------
                                       Eric P. Epstein

                                       /S/ ANTHONY A. YOSELOFF
                                       ----------------------------------------
                                       Anthony A. Yoseloff

                                       /S/ AVRAM Z. FRIEDMAN
                                       ----------------------------------------
                                       Avram Z. Friedman

Schedule 13G           CUSIP No. 494580103                      PAGE 40 OF 42


                                   EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  November 15, 2007              DAVIDSON KEMPNER PARTNERS
                                       By: MHD Management Co.,
                                           its General Partner

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER INSTITUTIONAL PARTNERS,
                                       L.P.
                                       By: Davidson Kempner Advisers Inc.,
                                           its General Partner

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                         Title:    President

                                       M.H. DAVIDSON & CO.

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                       By: Davidson Kempner International
                                           Advisors, L.L.C.,
                                           its Investment Manager

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

Schedule 13G           CUSIP No. 494580103                      PAGE 41 OF 42


                                       SERENA LIMITED
                                       By: Davidson Kempner International
                                           Advisors, L.L.C.,
                                           its Investment Manager

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DAVIDSON KEMPNER EVENT DRIVEN EQUITIES
                                       FUND LP
                                       By:  DK Group LLC, its General Partner

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DAVIDSON KEMPNER EVENT DRIVEN EQUITIES
                                       INTERNATIONAL LTD.
                                       By:  DK Management Partners LP,
                                            its Investment Manager
                                       By:  DK Stillwater GP LLC, its general
                                            partner

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       MHD MANAGEMENT CO.

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER ADVISERS INC.

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: President

                                       DAVIDSON KEMPNER INTERNATIONAL ADVISORS,
                                       L.L.C.

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

Schedule 13G           CUSIP No. 494580103                      PAGE 42 OF 42


                                       DK GROUP LLC

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DK MANAGEMENT PARTNERS LP
                                       By:  DK Stillwater GP LLC, its general
                                            partner

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DK STILLWATER GP LLC

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ----------------------------------------
                                       Thomas L. Kempner, Jr.

                                       /S/ MARVIN H. DAVIDSON
                                       ----------------------------------------
                                       Marvin H. Davidson

                                       /S/ STEPHEN M. DOWICZ
                                       ----------------------------------------
                                       Stephen M. Dowicz

                                       /S/ SCOTT E. DAVIDSON
                                       ----------------------------------------
                                       Scott E. Davidson

                                       /S/ MICHAEL J. LEFFELL
                                       ----------------------------------------
                                       Michael J. Leffell

                                       /S/ TIMOTHY I. LEVART
                                       ----------------------------------------
                                       Timothy I. Levart

                                       /S/ ROBERT J. BRIVIO, JR.
                                       ----------------------------------------
                                       Robert J. Brivio, Jr.

                                       /S/ ERIC P. EPSTEIN
                                       ----------------------------------------

                                       Eric P. Epstein

                                       /S/ ANTHONY A. YOSELOFF
                                       ----------------------------------------
                                       Anthony A. Yoseloff

                                       /S/ AVRAM Z. FRIEDMAN
                                       ----------------------------------------
                                       Avram Z. Friedman